Exhibit 2.3

AMENDMENT TO PROMISSORY NOTE

This Amendment (the “Amendment”) to that certain Promissory Note, dated as of March 10, 2023 (the “Note”) by and among Kairous Acquisition Corp. Limited, a Cayman Islands company (the “Company”), and Kairous Asia Limited, the Company’s sponsor the “Sponsor”), is made and entered into effective as of May 10, 2023 by the Company and the Sponsor.

RECITALS

WHEREAS, the Company and the Sponsor desire to amend the terms of the Note as set forth below; and

WHEREAS, the Note provides that the principal balance of the Note shall be payable promptly after the date on which the Company consummates an initial business combination (a “Business Combination”) with a target business (as described in its initial public offering prospectus dated December 13, 2021). In the event that a Business Combination does not close on or prior to June 16, 2023, as such deadline may be further extended, the Note shall be deemed to be terminated and no amounts will thereafter be due from the Company to the Sponsor under the terms thereof; and

WHEREAS, Company and Sponsor have agreed to make certain amendments to the Note; and

WHEREAS, any amendment to the Note may be made with, and only with, the written consent of the Company and the Sponsor; and

WHEREAS, all capitalized terms not defined in this Amendment will have the meanings given to them in the Note.

NOW, THEREFORE, in consideration of these premises and the mutual covenants, terms and conditions set forth herein, all of the parties hereto mutually agree as follows:

AGREEMENT

1. Amendment to Note. Section 1 and Section 2 of the Note are hereby amended and restated in its entirety to read as follows:

“1.	Principal. The principal balance of this Promissory Note (this “Note”) shall be payable by conversion pursuant to Section 2 hereof prior to or concurrently with the closing of an initial business combination (a “Business Combination”) with a target business (as described in the Maker’s initial public offering prospectus dated December 13, 2021 (the “Prospectus”)). In the event that a Business Combination does not close on or prior to June 16, 2023, as such deadline may be further extended, this Note shall be deemed to be terminated and no amounts will thereafter be due from Maker to Payee under the terms hereof. The principal balance may not be prepaid without the consent of the Payee.

2.	Conversion Rights. The Payee and the Maker shall cause this Note to be converted into ordinary shares (the “Shares”) of the Maker prior to or concurrently with the closing of a Business Combination. The number of Shares to be received by the Payee in connection with such conversion shall be an amount determined by dividing (x) the sum of the outstanding principal amount payable to such Payee as of the time of conversion by (y) $10.10.”

2. No Other Amendments. Wherever necessary, all other terms of the Note are hereby amended to be consistent with the terms of this Amendment. Except as specifically set forth herein, the Note shall remain in full force and effect.

3. Counterparts; Facsimile. This Amendment may be executed in any number of counterparts, each of which shall be an original, and all of which together shall constitute one instrument. Executed signatures transmitted via facsimile or PDF will be accepted and considered duly executed.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

COMPANY:

KAIROUS ACQUISITION CORP. LIMITED

By:	/s/ Joseph Lee Moh Hon
Name:	Joseph Lee Moh Hon
Title:	Chief Executive Officer

SPONSOR:

KAIROUS ASIA LIMITED

By:	/s/ Joseph Lee Moh Hon
Name:	Joseph Lee Moh Hon
Title:	Director